Exhibit 10.1

Quantum Corporation 224 Airport Parkway, Suite 550 San Jose, CA 95110 www.quantum.com 408-944-4000

May 29, 2018

J. Michael Dodson

[Address]

Dear Michael,

I am pleased to confirm our offer to you to join Quantum in the position of Interim Chief Executive Officer and Senior Vice President, Chief Financial Officer. Your start date will be May 31, 2018. You will be located in the Company’s Bellevue, Washington office.

Your annual base salary will be $400,000, subject to review and adjustment by the Company from time to time, provided that, for a period of twelve (12) months following your start date above, it will not be lowered without your consent. In addition, you will be eligible to participate in Quantum’s Incentive Plan (QIP) which is the annual bonus program. Your target payout in that plan will be 50% of your annual salary, although the actual amount will be determined as described in the plan, based on Quantum’s Corporate and/or business specific results, as well as your own performance. If, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), you elect continuation coverage for the group health plans covering you and your eligible dependents in place immediately prior to your separation from your previous employer, the Company will reimburse you for the cost of the applicable monthly COBRA premiums for up to seven months (i.e., June through December 2018). The Company will reimburse your travel expenses in accordance with corporate policy. Additionally, an apartment in the Bellevue, Washington area will be brought under contract and made available to you.

The Company will grant you two awards of restricted stock units (“RSUs”). The first RSU award is for 125,000 Shares, which will be scheduled to vest annually over three (3) years as follows: one third (1/3) of the Shares underlying the RSUs will be scheduled to vest on each of the one (1), two (2) and three (3) year anniversaries of June 1, 2018, subject to your continued service with the Company through the applicable vesting date. The second RSU award is for $50,000 worth of Shares (valued at the closing price of the Shares on May 30, 2018), which will be scheduled to vest 100% on June 1, 2019, subject to your continued service with the Company through the vesting date. The two RSU awards are referred to collectively as the “RSU Grants”. In addition, the Company will grant you an award of performance-based restricted stock units (“PSUs”) covering a maximum of 125,000 Shares (the “PSU Grant”). The PSUs will be eligible to vest based on performance metrics to be determined and approved by the Board in connection with finalizing the Company’s FY 2019 Annual Operating Plan.

The RSU Grants and PSU Grant will be made effective as of the first business day on which the Company becomes current with respect to its filings under the Securities Exchange Act of 1934, as amended (the “Grant Date”). If the Company experiences a “Change in Control” (as defined in the Company’s 2012 Long-Term Incentive Plan (the “Plan”)) before the Grant Date, and you remain a Service Provider (as defined in the Plan) up to the Change of Control, the Company will provide for economic equivalent payments or benefits to you as if the RSU Grants and PSU Grant had been made immediately prior to the Change of Control (provided that, in this case, the RSU Grants and PSU Grant will not actually be made and the economic equivalent payments or benefits will be in lieu of the RSU Grants and PSU Grant).

Subject to the approval of the Board or Leadership and Compensation Committee of the Board (the “LCC”), as applicable, and the Company’s standard practice in place at the time, you will be eligible for another annual equity grant in connection with the Company’s fiscal year beginning April 1, 2019.

As Quantum’s Senior Vice President and Chief Financial Officer, you will be eligible to participate in Quantum’s Change of Control Program. That agreement will be provided to you during your orientation which will be scheduled during your first week at Quantum. In the event that (a) your employment with the Company is involuntarily terminated by the Company other than for Cause (and other than due to your death or Disability, as such term is defined in your Change of Control Agreement), and (b) the termination of your employment with the Company occurs outside of a Change of Control Period, as defined in the Change of Control Agreement, the Company will provide you with a lump sum cash payment equal to six (6) months of your then-annual base salary and, if you elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed by COBRA for you and your eligible dependents (if any), monthly reimbursements from the Company for COBRA premiums for continued coverage under the Company’s group health plans for you and your eligible dependents, if any, in which you (and your eligible dependents, if any) participated on the day immediately before the date of termination of your employment with the Company through the earlier of (A) six (6) months after the date of termination of your employment with the Company, or (B) the date you (and your eligible dependents, if any) no longer are eligible to receive continuation coverage pursuant to COBRA (the “COBRA Benefits”).

Quantum’s flexible benefit program provides a full range of benefits for you and your qualified dependents. Additionally, you will be eligible to participate in Quantum’s Deferred Compensation Program. A benefit overview packet will be mailed immediately upon your acceptance and you will receive a detailed review of our benefits program during your orientation. Information relating to the Deferred Compensation program will be sent to you within 30 days of your hire date. Your orientation will be scheduled with a representative of HR and will occur shortly after your hire date.

During your employment with Quantum you will have access to confidential and proprietary information, which Quantum vigorously protects. Therefore, this offer is conditioned on your execution and delivery to Quantum of its Proprietary Information and Inventions Agreement. You will receive these documents as part of a separate mailing that will also include your orientation packet. You are requested to bring the required documents with you on your first day.

During your employment with Quantum, you will also devote your full business efforts and time to Quantum. For the duration of your employment with Quantum, you agree not to actively engage in any other employment, occupation, or consulting or other business activity for any direct or indirect remuneration (including membership on a board of directors) without the prior approval of the Chief Executive Officer; provided, however, that you may, without the approval of the Chief Executive Officer, serve in any capacity with any civic, educational, or charitable organization provided that such services do not interfere with your obligations to Quantum. Notwithstanding the foregoing, in no event, during the term of your employment with Quantum, will you engage in any other employment, occupation, consulting or other business activity directly related to the business in which Quantum is now involved or becomes involved during the term of your employment, or engage in any other activities that conflict with your obligations to Quantum.

In accepting this offer, you are representing to Quantum that (a) you are not a party to any employment agreement or other contract or arrangement which prohibits your full-time employment with Quantum, (b) you do not know of any conflict which would restrict your employment with Quantum and (c) you have not and will not bring with you to your employment with Quantum any documents, records or other confidential information belonging to former employers. We ask that, if you have not already done so, you disclose to Quantum any and all agreements relating to your prior employment that may affect your eligibility to be employed by Quantum or limit the manner in which you may be employed.

To comply with government mandated confirmation of employment eligibility, please complete the “Lists of Acceptable Documents” as approved by the United States Department of Justice for establishing identity and employment eligibility—the “I-9” process—which will be mailed to you with your benefits information. Please bring these documents to your orientation. Also, please review and sign the “Agreement Covering the Protection of Company Private and Proprietary Information.” That document can also be returned during your orientation.

To confirm your acceptance of our offer, please sign one copy of this letter, and return the document to Shawn Hall, General Counsel, Quantum Corporation, 224 Airport Parkway, Suite 550, San Jose, CA 94546. You may also scan your signed copy to Shawn at shawn.hall@quantum.com. This offer is contingent upon successful completion of security background verification.

This offer supersedes any and all other written or verbal offers. Employment at Quantum is at will – either you or Quantum has the right to terminate your employment at any time for any reason, with or without cause. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from Quantum give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your at-will employment with Quantum.

Michael, I am very excited to have you join our leadership team and look forward to our partnership in driving future Quantum success.

Sincerely,

/s/ Raghu Rau

Raghu Rau

Chairman

Quantum Corporation

I understand and accept the terms of this employment.

Signed	/s/ J. Michael Dodson	Date May 29, 2018
J. Michael Dodson